Exhibit 12

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

The 35th Term Reports

(Attached documents to the Notice of Convocation of

the 35th Ordinary General Meeting of Shareholders)

Table of Contents

Business Report

Consolidated Balance Sheet

Consolidated Statement of Income

Consolidated Statement of Changes in Equity

Balance Sheet

Statement of Income

Statement of Changes in Equity

Attested Copy of the Independent Auditor’s Report on the Consolidated Financial Statements

Attested Copy of the Independent Auditor’s Report

Attested Copy of the Board of Corporate Auditors’ Audit Report

FamilyMart Co., Ltd.

(Securities Code: 8028)

Business Report

(March 1, 2015, through February 29, 2016)

1.	Current Situation of the Corporate Group

(1)	Progress and Results of Operations

As for the economy in Japan during the fiscal year under review, consumer sentiment in Japan recovered gradually due to an improvement in nominal income in Japan resulting from increases in basic wage rates. However, the steep decline in share prices and the unclear outlook of the world economy in early 2016 have resulted in worsening consumer sentiment and slowed consumption. Consequently, conditions in the retail industry remain challenging.

In this environment, in the domestic business area, guided by the strategic theme of “Fun & Fresh” which aims to focus on the value of “Joyful and New” and to create a wholly integrated value chain that includes partners in other industries, FamilyMart Co., Ltd. (hereinafter the “Company,” “we” or “FamilyMart”) thoroughly endeavors to improve “quality for customers” in terms of products, operations and development to be a leading company in this industry in respect of quality.

As of February 29, 2016, we operated a total of 11,656 stores in Japan, including 822 stores operated by four domestic area franchisers. We operated a total of 5,846 overseas stores as of the same date, which includes all stores operated in Taiwan, Thailand, China, Vietnam, Indonesia, and the Philippines. Consequently, the aggregate number of FamilyMart chain stores worldwide, which consists of domestic and overseas FamilyMart chain stores, was 17,502.

As a result, total operating revenues of the Company and its consolidated subsidiaries for the fiscal year under review increased by 14.2% year over year to ¥427,676 million, operating income increased by 20.6% to ¥48,734 million and ordinary income increased by 22.0% to ¥51,888 million. Net income decreased by 17.9% to ¥21,067 million mainly due to a relative downturn because a profit on the sale of shares of associated companies was recorded in the last fiscal year.

Operating results by business segment were as follows:

i).	Domestic Business

(Store Development)

In the domestic convenience store (hereinafter “CVS”) business, we promoted a strategic scrap-and-build policy in our store opening strategy using an approach to engage in store opening activities that will ensure the sound growth of a network that exceeds 10,000 stores. The conversion of station kiosks along the Sendai Subway Namboku Line into FamilyMart brand stores in July 2015 and the opening of the FamilyMart Imadegawa Station Store inside a Kyoto Municipal Subway station in November 2015 exemplify our strategy in collaborating with railway firms that have industry-leading capabilities. In addition, we made efforts to expand our network in such ways as opening integrated stores that incorporate other retail formats. As another example of stores in collaboration with another industry, we entered into a business collaboration agreement with Shonan Yakuhin Corporation and began operating the FamilyMart + Shonan Pharmacy Totsuka-Nishi Store in August 2015. We also entered into a comprehensive collaboration agreement with TSUTAYA Co., Ltd. in September 2015 and opened the FamilyMart TSUTAYA Nagao Store in November 2015.

These initiatives to expand our store network resulted in 765 openings (including 62 stores newly opened by the four domestic area franchisers), with a net increase of 328 stores (including 8 stores by the four domestic area franchisers).

(Merchandise)

As for merchandise, we moved forward with structural reforms in our production of Nakashoku (ready-to-eat products), and carried out a whole product renewal for boxed lunches, cooked noodles, desserts, pasta and rice balls with a thorough commitment to ingredients, preparation methods, and appearance for further improvements in quality for the customer. In this way, we made efforts to develop original products and improve their quality, including our ready-to-eat products. Among these products, “matcha frappes” and “mango & orange frappes” released in May 2015 in the “FAMIMA CAFÉ” brand were so popular that our stocks temporarily ran low. Our original “FAMIMA Ramen” released in October 2015 was also a hot-selling product. Furthermore, we received a very positive response to the line of healthy ready-to-eat products that we developed in collaboration with Kobe City Medical Center General Hospital and Shukutoku University, further differentiating ourselves from competitors. As a result, sales of ready-to-eat products at existing stores increased year on year.

(Store Operation)

In store operations, we made efforts with franchisees to “create stores that offer a better experience to customers,” based on our “customers first” philosophy. In order to enhance the execution capabilities of the entire store chain, we improved the level of store management and strengthened the leadership capabilities of supervisors. Moreover, we achieved solid sales as a result of improving the volume of ready-to-eat products through enhanced order placement and reinforcing the stock levels of key products.

(Promotion)

As for sales promotions, we implemented several strategies during the Famima Festa campaigns in April 2015, July 2015, October 2015, and January 2016 (four times in one year). For example, we provided lottery tickets to customers with every purchase of 700 yen or more (including consumption tax), with a chance to win a voucher for a popular product or a piece of character merchandise at the store, which contributed to improved sales. In addition, we ran a special promotion in September and November to attract customers via a “special sale on FamilyMart’s top 100 items”, which featured discounts hot-selling items selected from various categories such as fast food, ready-to-eat products and drinks. .This campaign resulted in solid sales performance.

(Other Domestic Businesses)

With regard to other domestic businesses, we have been enhancing our online shopping business, including sales of products related to the entertainment business operated by famima.com Co., Ltd. at our storefronts and via the online shopping website “famima.com.” In the finance business, in June 2015 we started the “T Money” service, allowing customers to load electronic money onto their T Cards, to diversify payment methods and improve convenience for customers. In February 2016, we started to accept the “UnionPay Card” (certain locations), “Discover Card” and “Shinhan Card” issued by overseas financial institutions in all domestic FamilyMart stores, making us the first company in the CVS industry to accept the “Shinhan Card” and differentiating us from our competitors.

(Others)

At its meeting held on September 8, 2015, the Company’s Board of Directors approved the acquisition of 100% of the shares of Cocostore Corporation (“Cocostore”) on October 1, 2015. At its meeting held on October 1, 2015, the Board of Directors approved an absorption-type merger whereby Cocostore was merged into FamilyMart on December 1, 2015. Following this merger, Cocostore’s stores operating under the “Cocostore” or “Everyone” names will be unified under the FamilyMart brand. The first unified store was opened on December 9, 2015.

As a result, total operating revenues of the domestic business segment increased by 13.3% year over year to ¥370,963 million and net income increased by 36.7% to ¥20,349 million.

(Management Integration with UNY Group Holdings)

At its meeting held on March 10, 2015, the Company’s Board of Directors approved the commencement of discussions with UNY Group Holdings Co., Ltd. (hereinafter, “UNY Group Holdings”) concerning the management integration (hereinafter, the “Management Integration”). Subsequently, at its meeting held on October 15, 2015, the Board of Directors approved the execution of the basic agreement concerning the Management Integration in the spirit of both companies as equals. Following further discussions, at its meeting held on February 3, 2016, the Board of Directors approved the execution of both an absorption-type merger agreement between FamilyMart and UNY Group Holdings and an absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. (hereinafter, “CKS”). Since the execution of these agreements, the Company has been proceeding with any required processes for the Management Integration for the benefit of all stakeholders.

ii).	Overseas Business

In the overseas business area, our basic business format is the joint venture model, in which the Company participates in corporate management through joint capital investment with local partners. We strive to maximize our profit income and dividend income from these joint venture companies and ensure stable royalty income through the provision of know-how and support activities associated with licensing.

(Taiwan)

In Taiwan, we opened stores that integrated drug stores, supermarkets and restaurants, thereby providing our support in expanding our store network. We also promoted operational reforms involving our ready-to-eat products. Through these measures, we exceeded our plan for profits.

(China)

In China, we actively opened new stores and strengthened our ready-to-eat products, primarily lunch boxes, and our franchise ratio increased. These factors helped contribute to an improvement in earnings. We increased profitability, especially in Shanghai. As a result, we achieved our plan for profits in the region.

(Thailand)

In Thailand, while the number of customers continued to fall below our plan due to political instability and other factors in 2014, we implemented measures to drastically improve management, such as appointing a new CEO at Central FamilyMart Co., Ltd. and reforming our business execution system by dispatching a chairman from the Company. Through these efforts, we began to see signs of recovery in our daily sales and number of customers.

As a result, total operating revenues of the overseas business segment increased by 20.4% year over year to ¥56,713 million and net income decreased by 93.3% to ¥718 million.

	(unit: Millions of yen)
Business Segment	Total Operating Revenues	Net Income
Domestic	370,963	20,349
Overseas	56,713	718

(2)	Capital Expenditures

During the fiscal year under review, our corporate group conducted capital expenditures totaling ¥68,534 million, primarily for store investments, such as new store openings and the renovation of existing stores in the domestic business.

The breakdown of our capital expenditures in the domestic business was: ¥32,882 million for new openings, repairs, and renovations of stores, etc.; ¥17,557 million for leasehold deposits for store leases; and ¥794 million for investments related to information systems.

(unit: Millions of yen)
Business Segment	Amount Invested
Domestic	58,343
Overseas	10,190

Total	68,534

(3)	Financing

The Company financed ¥15,000 million in total via bank loans on December 4, 2015, both to compensate for the decrease in our cash on hand that resulted from the acquisition of 100% of the shares of Cocostore and for store investments relating to brand unification.

(4)	Our Tasks Ahead

The economic prospects for the next fiscal term indicate that the future of the retail industry is expected to remain unclear as consumer confidence remains negative due to confusion in the financial markets since the beginning of 2016 and the increase in the consumption tax rate that is planned to occur in April 2017.

Under these circumstances, FamilyMart will continue to fully recognize the critical need to fulfill the roles and functions that customers expect of convenience stores and the Company as a social and lifestyle infrastructure provider. We will offer a shopping experience characterized by convenience, friendliness and fun and providing human warmth. Through these means, we will endeavor to become the consistently preferred convenience-store chain.

i).	Domestic Business

In the domestic CVS business area, the Company will further improve franchiser functions to increase the growth potential and earnings-creation capabilities of all of our franchised chain stores.

The convenience store industry is now shifting from the era of pursuing convenience to that of creating and providing customer value. To lead the forthcoming epoch, FamilyMart must firmly establish a new convenience store image that will ensure sustainable growth. As the central core of local communities, FamilyMart will endeavor to further improve corporate value by providing customers with not only “with fun and freshness” but also with impressive products and services in accordance with the strategic theme of “Fun & Fresh” to help customers create new lifestyles.

As for store development, we will focus on store openings in the three major metropolitan areas and on improving the efficiency of our dominant position in other areas. Meanwhile, we will enhance the scrap-and-build scheme and increase the ratio of integrated stores to establish a high-quality store network. FamilyMart will expand its store network in the Hokkaido region following an absorption-type demerger, consummated on March 1, 2016, whereby FamilyMart was the succeeding company and Hokkaido FamilyMart, a wholly-owned subsidiary of FamilyMart, was the demerged company. Furthermore, we have commenced the process of unifying Cocostore locations under the “FamilyMart” brand and we plan to complete this unification near the end of August 2016.

As for merchandise, we will further develop and improve the quality of our ready-to-eat products by continuing to implement reforms of these products to deliver “quality for customers”. We will also develop new products such as noodles. We aim to be a chain enjoyed by a diverse range of customers by gauging and meeting specific customer needs, such as healthier and more local ready-to-eat products.

In store operations, we will also improve our SQC (Service, Quality, Cleanliness) by leveraging the SST (Store Staff Total System) to achieve “customers first” stores. Furthermore, as for the Famima T Card, now with more than 9 million cardholders, we will strive to improve our ability to attract customers by promoting membership registration of customers for the distribution-type point cards and payments via T Money and by reinforcing alliances with T Point partner companies.

In other domestic business operations, famima.com Co., Ltd. will accelerate its comprehensive strategy centering on the entertainment business by, for example, reinforcing collaborations with various entertainment operators not only to expand ticket sales but also to increase sales of related products at storefronts and on the “famima.com” online shopping website. Through these measures, we will further improve our online shopping business. Meanwhile, SENIOR LIFE CREATE Co., Ltd. will increase the quantity of meals delivered and enhance its business of supplying food to facilities. Furthermore, on April 5, 2016, we executed a basic agreement concerning a business alliance with Japan Post Holdings Co., Ltd. to collaborate with Japan Post Co., Ltd. on cross border e-commerce where deliveries are delivered through domestic and international FamilyMart stores and with Japan Post Bank Co., Ltd. on expanding its ATM network in FamilyMart’s stores. Through such initiatives, we will pursue further convenience for customers and regional contributions.

ii).	Overseas Business

In the overseas business, we intend to expand our store network using business models that leverage our know-how accumulated as a Japan-originated convenience store chain and our IT systems. Meanwhile, in the regions where FamilyMart stores are already located, we will reestablish our business schemes in response to local markets and social environments and strengthen our business base. At the same time, we will engage in global branding by expanding the areas in which “FamilyMart collection” brand products are sold.

iii).	Management Integration with UNY Group Holdings

With regard to the Management Integration with UNY Group Holdings, we will proceed with any required procedures toward the effective date for the absorption-type merger and the absorption-type demerger, scheduled for September 1, 2016, subject to the approval of the absorption-type merger agreement at the respective ordinary general shareholder meetings of FamilyMart and UNY Group Holdings to be held on May 26, 2016, and the approval of the absorption-type demerger agreement at the ordinary general shareholder meeting of FamilyMart and that of CKS to be held on May 24, 2016. FamilyMart will work to become an enterprise that contributes to customers, franchisees, business partners, shareholders, and employees by consolidating the two companies’ management resources through the Management Integration.

(5)	Changes in Operating Results and Financial Position

	(unit: Millions of yen unless otherwise indicated)
Fiscal Term	32nd Term (Year ended February 2013)	33rd Term (Year ended February 2014)	34th Term (Year ended February 2015)	35th Term (Year ended February 2016)
Category
Corporate Group:
Total operating revenues	334,087	345,603	374,430	427,676
Ordinary income	45,410	47,315	42,520	51,888
Net income	25,020	22,611	25,672	21,067
Net income per share (yen)	263.57	238.19	270.45	221.94
Total assets	526,758	588,136	666,244	730,295
Total equity	247,755	265,458	284,829	295,229

Total equity per share (yen)	2,515.61	2,686.37	2,872.40	2,987.34

	(unit: Millions of yen unless otherwise indicated)
Fiscal Term	32nd Term (Year ended February 2013)	33rd Term (Year ended February 2014)	34th Term (Year ended February 2015)	35th Term (Year ended February 2016)
Category
The Company:
Total store sales	1,584,558	1,721,962	1,860,176	2,005,580
Total operating revenues	270,919	287,443	301,917	325,856
Ordinary income	41,470	40,743	37,160	45,542
Net income	24,186	21,402	28,697	17,098
Net income per share (yen)	254.78	225.46	302.32	180.13
Total assets	464,849	508,586	569,739	628,353
Total equity	228,696	240,717	261,827	271,222

Total equity per share (yen)	2,409.15	2,535.83	2,758.27	2,857.32

(6)	Status of Important Subsidiaries

(i)	Important Subsidiaries

Company Name	Capital	Percentage of Voting Rights Held by the Company (%)	Main Business
Hokkaido FamilyMart Co., Ltd.	¥125 million	100.00	Convenience store business
Taiwan FamilyMart Co., Ltd.	2,232 million Taiwanese dollars	47.44	Convenience store business
famima Retail Service Co., Ltd.	¥300 million	100.00	Store-related service businesses, including accounting data processing
famima.com Co., Ltd.	¥400 million	54.25	Electronic commerce-related business
SENIOR LIFE CREATE Co., Ltd.	¥280 million	82.83	Food delivery service business

(ii)	Important Associated Companies

Company Name	Capital	Percentage of Voting Rights Held by the Company (%)	Main Business
Okinawa FamilyMart Co., Ltd.	¥49 million	48.98	Convenience store business
Minami Kyushu FamilyMart Co., Ltd.	¥80 million	49.00	Convenience store business
Central FamilyMart Co., Ltd.	575 million Thai baht	48.20	Convenience store business
Shanghai FamilyMart Co., Ltd.	486 million Chinese yuan	See Note 2	Convenience store business
Guangzhou FamilyMart Co., Ltd.	206 million Chinese yuan	See Note 2	Convenience store business
Suzhou FamilyMart Co., Ltd.	US$8 million	See Note 2	Convenience store business
Hangzhou FamilyMart Co., Ltd.	US$4 million	See Note 2	Convenience store business
Chengdu FamilyMart Co., Ltd.	US$3 million	See Note 2	Convenience store business
Shenzhen FamilyMart Co., Ltd.	US$1 million	See Note 2	Convenience store business
Wuxi FamilyMart Co., Ltd.	US$1 million	See Note 2	Convenience store business
Beijing FamilyMart Co., Ltd.	US$6 million	See Note 2	Convenience store business
DONGGUAN FamilyMart Co., LTD.	US$1 million	See Note 2	Convenience store business
Philippine FamilyMart CVS, Inc.	1,649 million Philippine peso	37.45	Convenience store business
Pocketcard Co., Ltd.	¥14,374 million	15.00	Credit card business
T point Japan Co., Ltd.	¥100 million	15.00	Point management business

Notes:	1.	The percentage of voting rights held by the Company (%) includes indirect shareholdings.
	2.	China CVS (Cayman Islands) Holding Corp., an equity-method associated company, holds 100% of the voting rights of these companies. FamilyMart China Holdings Co., Ltd., a consolidated subsidiary, holds 40.35% of the voting rights of China CVS (Cayman Islands) Holding Corp.

(iii)	Other Important Associated Companies

Company Name	Capital	Percentage of Voting Rights in the Company (%)	Relationship with the Company
ITOCHU Corporation	¥253,448 million	38.92	Gives advice and support to the Company regarding the merchandise supply system of the convenience store business

Note:	The percentage of voting rights in the Company (%) includes indirect shareholdings.

(7)	Status of Significant Business Combinations

i).	On February 3, 2016, the Company executed an absorption-type merger agreement in relation to the absorption-type merger, whereby FamilyMart is to be the surviving company and UNY Group Holdings is to be the absorbed company,. The absorption-type merger will be effective on September 1, 2016.

ii).	On February 3, 2016, the Company executed an absorption-type demerger agreement in relation to the absorption-type demerger whereby FamilyMart is to be the demerged company and CKS is to be the succeeding company and CKS will succeed to the CVS businesses of the Company, including the CVS franchise system the Company operates,. The absorption-type demerger will be effective on September 1, 2016.

iii).	In March 2015, the Company agreed to dissolve a joint venture agreement with Seico Fresh Foods Co., Ltd. regarding Hokkaido FamilyMart Co., Ltd. (hereinafter “Old Hokkaido FamilyMart”). Subsequently, Old Hokkaido FamilyMart was removed from the scope of our equity-method associated companies due to an incorporation-type split implemented by Old Hokkaido FamilyMart in July 2015. In July 2015, the Company acquired 100% of the shares of Hokkaido FamilyMart Co., Ltd., established by the incorporation-type split (hereinafter, “New Hokkaido FamilyMart”) and thus New Hokkaido FamilyMart became a consolidated subsidiary of the Company. Furthermore, in March 2016, the Company consummated an absorption-type demerger whereby the Company was the succeeding company and New Hokkaido FamilyMart was the demerged company and all convenience store business operations of New Hokkaido FamilyMart were merged into the Company.

iv).	Following an acquisition of shares in T point Japan Co., Ltd. in August 2015, the Company has included T point Japan Co., Ltd. in the scope of its equity-method associated companies.

v).	In relation to an acquisition of a stake in Cocostore in October 2015, the Company made Cocostore a consolidated subsidiary of the Company. Subsequently, Cocostore was dissolved by way of an absorption-type merger in December 2015 whereby the Company was the surviving company and Cocostore was the absorbed company.

vi).	In December 2015, the Company consummated an absorption-type demerger whereby Okinawa FamilyMart Co., Ltd. and Minami Kyushu FamilyMart Co., Ltd. were the succeeding companies and Cocostore was the demerged company, and Okinawa FamilyMart Co., Ltd. and Minami Kyushu FamilyMart Co., Ltd., respectively, succeeded to certain rights and obligations regarding the CVS business for certain stores.

vii).	Due to sale in January 2016 of the shares in JOYOUS FOODS CO., LTD. by Japan Fresh Supply Co., Ltd., a consolidated subsidiary of the Company, the Company has not treated JOYOUS FOODS CO., LTD. as a consolidated subsidiary.

viii).	FAMIMA CORPORATION, a consolidated subsidiary of the Company, was liquidated in February 2016.

(8)	Major Operating Bases

i).	Head Office and Others

FamilyMart Co., Ltd. (the Company)	Head office	Toshima-ku, Tokyo
	Sales offices	29 in Tokyo, 17 in Osaka, 12 in Kanagawa, 12 in Aichi, 9 in Chiba, and 101 in other prefectures (a total of 180 offices)
	Training center	Shonan Training Center (Yokosuka, Kanagawa) and 14 others
	Distribution facilities	Tohoku Integrated Distribution Center (Kurokawa-gun, Miyagi), Yamagata Integrated Distribution Center (Higashine, Yamagata) and Fukushima Integrated Distribution Center (Motomiya, Fukushima)

Subsidiaries:
Hokkaido FamilyMart Co., Ltd.	Chuo-ku, Sapporo, Hokkaido
Taiwan FamilyMart Co., Ltd.	Taipei, Taiwan
famima Retail Service Co., Ltd.	Toshima-ku, Tokyo
famima.com Co., Ltd.	Toshima-ku, Tokyo
SENIOR LIFE CREATE Co., Ltd.	Minato-ku, Tokyo
Associated companies:
Okinawa FamilyMart Co., Ltd.	Naha, Okinawa
Minami Kyushu FamilyMart Co., Ltd.	Kagoshima, Kagoshima
Central FamilyMart Co., Ltd.	Nonthaburi, Thailand
Shanghai FamilyMart Co., Ltd.	Shanghai, China
Guangzhou FamilyMart Co., Ltd.	Guangzhou, Guangdong, China
Suzhou FamilyMart Co., Ltd.	Suzhou, Chiangsu, China
Hangzhou FamilyMart Co., Ltd.	Hangzhou, Zhejiang, China
Chengdu FamilyMart Co., Ltd.	Chengdu, Szechuan, China
Shenzhen FamilyMart Co., Ltd.	Shenzhen, Guangdong, China
Wuxi FamilyMart Co., Ltd.	Wuxi, Chiangsu, China
Beijing FamilyMart Co., Ltd.	Beijing, China
DONGGUAN FamilyMart Co., LTD.	Dongguan, Guangdong, China
Philippine FamilyMart CVS, Inc.	Makati, Philippines
Pocketcard Co., Ltd.	Minato-ku, Tokyo
T point Japan Co., Ltd.	Shibuya-ku, Tokyo

Note:	In addition to the above, we operate 17 integrated distribution centers, which the Company does not own, that serve as logistics bases for the Company.

ii).	Number of Stores Engaged in the Convenience Store Business (“FamilyMart Chain Stores”)

Number of FamilyMart Chain Stores
Prefecture	Number of Chain Stores	Prefecture	Number of Chain Stores
Aomori	63	Mie	174
Iwate	109	Shiga	114
Miyagi	260	Kyoto	247
Akita	78	Osaka	1,104
Yamagata	110	Hyogo	418
Fukushima	162	Nara	102
Ibaraki	265	Wakayama	94
Tochigi	175	Tottori	68
Gunma	114	Shimane	65
Saitama	620	Okayama	130
Chiba	533	Hiroshima	219
Tokyo	2,002	Yamaguchi	94
Kanagawa	777	Tokushima	72
Niigata	86	Kagawa	115
Toyama	95	Ehime	128
Ishikawa	96	Kochi	53
Fukui	106	Fukuoka	378
Yamanashi	89	Saga	72
Nagano	145	Nagasaki	151
Gifu	114	Kumamoto	124
Shizuoka	254	Oita	76
Aichi	583
Total number of stores operated by the Company			10,834
Hokkaido FamilyMart Co., Ltd.		Hokkaido	47
Minami Kyushu FamilyMart Co., Ltd.		Miyazaki	108
		Kagoshima	245
Okinawa FamilyMart Co., Ltd.		Okinawa	269
JR KYUSHU RETAIL, INC.		Fukuoka and four other prefectures	153
Total number of stores operated by domestic area franchisers			822
Total number of stores operated in Japan			11,656
Taiwan FamilyMart Co., Ltd.		Taiwan	2,985
Central FamilyMart Co., Ltd.		Thailand	1,109
Shanghai FamilyMart Co., Ltd.		China	980
Guangzhou FamilyMart Co., Ltd		China	185
Suzhou FamilyMart Co., Ltd.		China	135
Hangzhou FamilyMart Co., Ltd.		China	76
Chengdu FamilyMart Co., Ltd.		China	53
Shenzhen FamilyMart Co., Ltd.		China	32
Wuxi FamilyMart Co., Ltd.		China	44
Beijing FamilyMart Co., Ltd.		China	14
DONGGUAN FamilyMart Co., LTD.		China	11
FamilyMart Vietnam Co., Ltd./VIET NAM FAMILY CONVENIENCE STORES LIMITED		Vietnam	87
PT. FAJAR MITRA INDAH		Indonesia	27
Philippine FamilyMart CVS, Inc.		Philippines	108
Total number of stores operated overseas			5,846
Aggregate number of FamilyMart chain stores worldwide			17,502

Note:	The FamilyMart stores operated by JR KYUSHU RETAIL consist of 95 stores in Fukuoka Prefecture, 6 in Saga Prefecture, 5 in Nagasaki Prefecture, 26 in Kumamoto Prefecture, and 21 in Oita Prefecture.

The store counts above do not include the Company’s 405 Cocostore and Everyone stores.

(9)	Status of Employees

i).	Employees of the Corporate Group

Business Segment	Number of Employees	Increase/Decrease from the Previous Year-End
Domestic	4,747 (3,801)	+35
Overseas	2,875 (2,447)	+306

Total	7,622 (6,248)	+341

Note:	The number of employees shows the number of employees actually at work for the relevant company The average yearly number of part-time workers and temporary workers is indicated in parentheses.

ii).	Employees of the Company

Number of Employees	Increase/Decrease from the Previous Year-End	Average Age	Average Years of Service
4,304 (3,025)	+408	39.0	8.0

Note:	The number of employees shows the number of employees actually at work for the relevant company. The average yearly number of part-time workers and temporary workers is indicated in parentheses.

(10)	Status of Major Borrowings from Bank

(unit: Millions of yen)
Banks	The Amount of Borrowing
Sumitomo Mitsui Banking Corporation	8,000
Mizuho Bank, Ltd.	7,000

2.	Shares of the Company

(1) Total number of shares authorized to be issued:	250,000,000
(2) Total number of issued shares:	97,683,133
(including treasury stock of 2,761,063 shares)
(3) Number of shareholders	9,742
(4) Major shareholders

Shareholder Name	Number of Shares Held (Thousand)	Percentage Ownership (%)
ITOCHU Corporation	36,793	38.76
The Master Bank Trust of Japan, Ltd. (Trust account)	3,263	3.43
JP MORGAN CHASE BANK 385632	3,087	3.25
NTT DOCOMO, INC.	2,930	3.08
Japan Trustee Services Bank, Ltd. (Trust account)	2,124	2.23
Mizuho Bank, Ltd.	2,085	2.19
Nippon Life Insurance Company	1,571	1.65
JP MORGAN CHASE BANK 385174	1,457	1.53
STATE STREET BANK WEST CLIENT – TREATY 505234	1,373	1.44
STATE STREET BANK AND TRUST – COMPANY 505025	1,002	1.05

Notes:

1.	The percentage ownership above is calculated by subtracting the number of shares of treasury stock from the total number of issued shares (94,922,070 shares).
2.	In the Amendment to Large Shareholding Report dated November 6, 2015, the Company was notified that BlackRock Japan Co., Ltd. and its joint holders (a total of nine companies) held 5,232,458 shares of the Company; however, their names are not included in the list of major shareholders above because the number of the Company’s shares beneficially held thereby as of February 29, 2016, could not be confirmed.
3.	In the Amendment to Large Shareholding Report dated February 22, 2016, the Company was notified that the Tokyo Branch of T. Rowe Price International Ltd., and its joint holders (a total of three companies) held 3,929,500 shares of the Company; however, their names are not included in the list of major shareholders above because the number of the Company’s shares beneficially held thereby as of February 29, 2016, could not be confirmed.

3.	Corporate Officers

(1)	Directors and Corporate Auditors (as of February 29, 2016)

Position	Name	Responsibilities and Important Positions Concurrently Held
Chairman and Chief Executive Officer	Junji Ueda

President	Isamu Nakayama

Director	Toshio Kato	Senior Managing Executive Officer, General Manager of Store Operation Division, General Manager of Information Systems Division, and Supervisor of Customer Service Office and Franchisee Relations Office of FamilyMart

Director	Toshinori Honda	Senior Managing Executive Officer, General Manager of Merchandising Division, General Manager of Logistics & Quality Control Division, General Manager of Oversea Area Franchising Merchandising Department, Chairman of Ready-to-eat Products Structural Reform Committee of FamilyMart, Chairman of Logistics Structural Reform Committee of FamilyMart, and Representative Director and President of Clear Water Tsunan Co., Ltd.

Director	Masaaki Kosaka	Managing Executive Officer, General Manager of International Business Division of FamilyMart, General Manager of International Business Department of FamilyMart, and President and Chief Executive Officer of FamilyMart China Holdings Co., Ltd.

Director	Akinori Wada	Managing Executive Officer and General Manager of Store Development Division

Director	Yukihiko Komatsuzaki	Managing Executive Officer, General Manager of Corporate Planning Division, General Manager of Project Promotion Department and Chairman of Cost Structure Reform Committee of FamilyMart

Director	Hiroaki Tamamaki	Managing Executive Officer, General Manager of New Business Development Division of FamilyMart and Outside Director of Pocketcard Co., Ltd.

Director	Kimio Kitamura	Managing Executive Officer, General Manager of Management Division, Chairman of Risk Management & Compliance Committee, Chairman of Business Process Improvement Committee, and Chairman of Social & Environment Committee

Director	Hiroshi Komiyama	Chairman of Mitsubishi Research Institute, Inc., Outside Director of JX Holdings, Inc., Outside Director of Shin-Etsu Chemical Co., Ltd., and Outside Director of Imagineer Co., Ltd.

Standing Corporate Auditor	Noriki Tanabe	Outside Corporate Auditor of Pocketcard Co., Ltd.

Standing Corporate Auditor	Shintaro Tateoka

Corporate Auditor	Mika Takaoka	Professor of the College of Business, Rikkyo University, Outside Director of TSI HOLDINGS CO., LTD., Outside Director of MOS FOOD SERVICES, INC., and Outside Director of Kyodo Printing Co., Ltd.

Corporate Auditor	Shuji Iwamura	Advisor to NAGASHIMA, OHNO & TSUNEMATSU, Outside Corporate Auditor of Riken Corporation, Outside Corporate Auditor of Canon Electronics Inc., and Outside Corporate Auditor of HOKKAIDO BANK, LTD.

Notes:

1.	Director Hiroshi Komiyama is an Outside Director as set forth in Article 2, Item 15, of the Companies Act.
2.	Standing Corporate Auditor Noriki Tanabe and Corporate Auditors Mika Takaoka and Shuji Iwamura are Outside Corporate Auditors as set forth in Article 2, Item 16, of the Companies Act.
3.	Director Hiroshi Komiyama and Corporate Auditors Mika Takaoka and Shuji Iwamura are independent officers as per the regulations of the relevant Financial Instruments Exchange.

4.	The Company concluded contracts with Director Hiroshi Komiyama and Corporate Auditors Mika Takaoka and Shuji Iwamura, as prescribed in the rules stated on Article 427, Paragraph 1 of the Companies Act, to the effect that, if they are without knowledge and are not grossly negligent in performing their duties, their liability as Director or Corporate Auditor, as applicable, under Article 423, Paragraph 1 of the Companies Act is limited to the minimum liability amount provided in applicable laws and regulations.
5.	Pocketcard Co., Ltd. is an associated company of the Company. The Company outsources its point card issuance services, etc., to Pocketcard.
6.	The Company has no significant transactions with Mitsubishi Research Institute, Inc., JX Holdings, Inc., Shin-Etsu Chemical Co., Ltd., or Imagineer Co., Ltd.
7.	The Company has no significant transactions with Rikkyo University, TSI HOLDINGS CO., LTD., MOS FOOD SERVICES, INC., or Kyodo Printing Co., Ltd.
8.	The Company has no significant transactions with NAGASHIMA, OHNO & TSUNEMATSU, Riken Corporation, Canon Electronics Inc., or HOKKAIDO BANK, LTD.

(2)	Amounts of Remuneration to Directors and Corporate Auditors

Category	Number of Persons	Total Amount of Remuneration (unit: Million yen)
Directors (Outside Directors)	10 (1)	426 (6)
Corporate Auditors (Outside Corporate Auditors)	4 (3)	60 (37)
Total	14 (4)	487 (43)

(3)	Outside Officers

i).	Relationship between the organizations where important positions are concurrently held by our outside officers and the Company

The relationships between the organizations where important positions are concurrently held by our outside officers and the Company are as described in (1) above.

ii).	Major Activities during the Fiscal Year Under Review

Name	Position	Major Activities

Hiroshi Komiyama	Outside Director	The attendance rate of Hiroshi Komiyama as an Outside Director was 72% for the meetings of Board of Directors held after his appointment during the year under review. He appropriately questioned or remarked at the meetings mainly based on his deep knowledge from long-time research and abundant experience at universities and think tanks.

Noriki Tanabe	Outside Corporate Auditor	The attendance rate of Noriki Tanabe as a standing Corporate Auditor was 100% for the meetings of both the Board of Directors and the Board of Corporate Auditors held during the year under review. He appropriately questioned or remarked at the meetings mainly based on his experience and knowledge as a responsible official in the internal auditing department of another corporation. He also attended important meetings, such as the Management Meeting; read through important documents, such as Ringisho (draft plan circulated to obtain permission); and conducted visiting audits to subsidiaries and associated companies. Furthermore, he endeavors to smoothly conduct meetings of the Board of Corporate Auditors as the Chairman thereof.

Mika Takaoka	Outside Corporate Auditor	The attendance rate of Mika Takaoka was 100% for the meetings of both the Board of Directors and the Board of Corporate Auditors held during the year under review. She appropriately questioned or remarked at the meetings mainly from the viewpoint of a specialist in the field of economics and business administration based on her research activities at a university.

Shuji Iwamura	Outside Corporate Auditor	The attendance rate of Shuji Iwamura was 95% for the meetings of the Board of Directors and 91% for those of the Board of Corporate Auditors held during the year under review. He appropriately questioned or remarked at the meetings from the viewpoint of a specialist in corporate governance and compliance, mainly based on his experience and knowledge as a prosecutor and a lawyer.

4.	Accounting Auditors

(1)	Designation of the Accounting Auditors

Deloitte Touche Tohmatsu LLC

(2)	Amount of Remuneration

Amount paid (unit: Millions of yen)
Amount of remuneration to the Accounting Auditors pertaining to the year under review	106
Sum of other financial profits to be paid by the Company and its subsidiaries to the Accounting Auditors	116

Notes:	1.	The audit agreement entered into by the Accounting Auditors and the Company does not distinguish the amount being derived from the audit under the Companies Act and that being derived from the audit under the Financial Instruments and Exchange Act, and the two amounts cannot be substantially distinguished from each other. Therefore, the “Amount of remuneration to the Accounting Auditors pertaining to the year under review” set forth above is the sum of these two categories of remuneration.
	2.	Among the important subsidiaries, Taiwan FamilyMart Co., Ltd. receives independent audits by Certified Public Accountants or auditing firms different from the Accounting Auditors of the Company.
	3.	Why the Board of Corporate Auditors agreed on the amount of remuneration paid to the Accounting Auditors
		The Board of Corporate Auditors agreed on the amount of remuneration paid to the Accounting Auditors as prescribed in the rules stated in Article 399 of the Companies Act after confirming and considering their audit plan, the execution of their duties in the prior fiscal year and the appropriateness of the remuneration.

(3)	Content of the Nonaudit Services

Nothing applicable.

(4)	Policy on Decisions of Dismissal or Non-reappointment of the Accounting Auditors

The Board of Corporate Auditors will, by unanimous vote, dismiss the Accounting Auditors if any circumstance falling under any of the items set forth in Article 340, Paragraph 1, of the Companies Act takes place.

In case the Board of Corporate Auditors decides that the Accounting Auditors should not be reappointed or should be dismissed due to reasons such as difficulties in ensuring the appropriateness and reliability of the audits, the Board of Corporate Auditors will decide on the contents of a proposal to submit to the ordinary general meeting of shareholders relating to the dismissal or non-reappointment of the Accounting Auditors.

Notes: Pursuant to the execution of the “Law for Partial Amendment to Companies Act” (Item 90, 2014 Year Law) on May 1, 2015, the body with the authority to make decisions regarding the dismissal or non-reappointment of the Accounting Auditors was changed to the Board of Corporate Auditor s from the Board of Directors.

5.	Corporate Systems and Guidelines as well as the Operation of such Systems

(1)	Outline of the Systems to Ensure Compliance of the Directors’ Execution of Duties with Laws, Regulations, and the Articles of Incorporation, as well as Propriety of Other Business Operations and the Business Operations of the Corporate Group

i).	Systems to ensure compliance of the execution of duties by Directors and employees with laws, regulations, and the Articles of Incorporation

1)	The Board of Directors’ meetings shall be held once every month, in principle, and, at the meetings, the Representative Director and other Directors are required to report on the progress of their duties being executed. To enhance the auditing function, the Company shall take the necessary measures to ensure the effectiveness of the audits conducted by the Corporate Auditors, whereas the Corporate Auditors shall examine whether the independence of the Accounting Auditors is being strictly maintained.

2)	The Company shall establish a committee that is directly controlled by the President to control and oversee ethics and compliance-related activities and a dedicated department or section to promote company-wide disseminating activities for ethics and compliance. Meanwhile, the Audit Office shall conduct regular audits to evaluate the Company’s ethical and legal compliance .

3)	The Company shall formulate the “FamilyMart Ethics and Compliance Basic Guidelines” and other guidelines related to ethics and compliance, and establish rules in compliance with major laws and regulations, such as the Food Sanitation Law. Moreover, we shall compile various materials regarding the ethical and regulatory requirements with which our franchisees should comply and disseminate them to our franchisees with the cooperation of related departments and sections.

4)	An internal reporting system shall be adopted, rules regarding the internal reporting system shall be streamlined, and a Hotline channel for the provision of information shall be established internally and externally so as to promote a system which shall rectify violations or prevent infringements regarding ethical and regulatory compliance. Furthermore, the rules shall prohibit retaliation against any person who makes an internal report on account of such report, and Directors, Executive Officers, and employees shall be required to comply with such rules.

ii).	Rules and other systems regarding loss risk management

1)	The Company shall establish a committee that is directly controlled by the President as an overall risk management organization to control the management of various risks that the Company might face in the future and a dedicated department or section to promote company-wide risk management and relevant activities for thorough risk management. The Audit Office shall regularly conduct audits to examine the respective departments’ and sections’ risk management practices.

2)	The Company shall prepare a Risk Map, on which various types of risks that the respective departments and sections might encounter are classified and evaluated, to determine priority factors to be addressed selectively. Thus, the Company shall streamline rules regarding the system and methods for minimizing the effects of the risks concerned.

3)	The Company shall establish a department or section to receive customers’ feedback and opinions and shall make efforts to fully utilize such input in future management.

4)	The Company shall streamline a business continuity plan to take emergency responsive measures for the purpose of fulfilling its mission to customers as a convenience chain store even in the event of large-scale disasters and other emergencies.

iii).	Systems to ensure propriety of our financial reports

1)	The Company shall establish a committee that is directly controlled by the President to supervise and control overall activities regarding the propriety of our financial reports and a dedicated department or section to ensure the propriety of our financial reports. The Audit Office shall regularly conduct audits on our systems to ensure the propriety of our financial reports.

2)	The Company shall determine the major factors that might affect the propriety of our financial reports, and streamline rules regarding the system and methods for minimizing the effects of such factors.

iv).	Systems to ensure efficient execution of Directors’ duties

The Company shall establish a Management Meeting and a Business Strategy Meeting as advisory bodies for decision making on the execution of important business affairs, and so forth, each of which is presided over by the President, and make decisions regarding the execution of business affairs through rapid and careful deliberations. Moreover, the Company shall adopt an executive officer system, with which the execution of business affairs can be made more efficient by delegating such execution to the executive officers to the extent possible. In addition, the Board of Directors shall determine the scope of job responsibility for each Director and establish the “Rules on Operational Approvals, Functional Authority, and Responsibility” to clarify the functional authority and responsibility of the respective Directors for more appropriate execution of business affairs.

v).	Systems to keep and manage information pertaining to the execution of duties by Directors

The Company shall establish and maintain its document-handling rules compliant with relevant laws and regulations with regard to the preparation, preservation and management of information stated or recorded in important documents for approval (including electronic media), such as minutes of important meetings, including those of the Board of Directors and the Management Meeting; Ringisho; and authorized documents. Moreover, the Company shall put in place a system to allow Directors, Corporate Auditors, and other concerned parties to inspect the above documents in compliance with relevant laws and regulations.

vi).	Systems to ensure the propriety of business operations conducted by the Corporate Group consisting of the Company and its subsidiaries

1)	With regard to the group companies consisting of subsidiaries and affiliates, the division in charge of controlling group companies shall manage the management of the group companies based on the management rules regarding affiliates, and dispatch Directors and/or Corporate Auditors to the group companies, as the case may be, to monitor their management and make their business operations more reasonable and appropriate.

2)	The Company shall determine topics for discussion with all group companies and matters to be reported by the group companies in the management rules regarding affiliates, and accordingly receive reports from all group companies.

3)	The Company shall provide guidance and advice pertaining to major internal control items such as ethical and regulatory compliance, management of risk of losses, maintenance of appropriate financial reporting, and systems for efficient execution of operations to all group companies depending on the nature of the business, scale of the business, ratio of voting rights of each group company and other circumstances, and shall also provide education and training to the group companies, and accordingly maintain group-wide Internal Control Systems.

4)	The Company shall support regular exchanges of information and the combined or interlocked execution of measures between its Board of Corporate Auditors and the Corporate Auditors of the respective group companies to maintain the group-wide Internal Control Systems.

vii).	Employees in cases where a Corporate Auditor requests the Company to dispatch employees to support his/her duties

The Company shall establish the Corporate Auditors’ Secretariat and appoint several dedicated employees thereto to assist in the execution of the Corporate Auditor’s duties. A Corporate Auditor may give directions or orders to such employees in respect of matters required for audit duties.

viii).	Independence from Directors for employees who are to assist the Corporate Auditors in the execution of their duties and assurance of effectiveness of their instructions

Employees who assist the Corporate Auditors in the execution of their duties shall obey only the directions given by the Corporate Auditor concerned in carrying out their duties and shall not take directions or orders from any other Directors, executive officers, and/or employees. With regard to the exercise of authority over personnel affairs, including personnel ratings, personnel changes and disciplinary measures, the Company shall discuss with the Corporate Auditors in advance, and shall exercise such authority only after the Company has obtained the consent of the Corporate Auditors.

ix).	Systems to help Directors and employees of the Company and its subsidiaries report to the Corporate Auditors and other systems relating to reporting to the Corporate Auditors

1)	The Corporate Auditors of the Company shall attend the Board of Directors’ meetings; attend other important meetings, such as those of the Management Meeting; receive explanations from the Directors, executive officers, and other relevant personnel; and examine associated materials.

2)	The Directors, executive officers, and employees of the Company shall periodically report to the Corporate Auditors the results of the internal audit, the status of the execution of the internal reporting system, information about transactions involving competitors or self-dealing or similar transactions.

3)	The Directors, Corporate Auditors, and employees of the Company and all group companies shall, either directly or through the department in charge, swiftly report to the Corporate Auditors of the Company if they discover facts that could cause significant damage to or have a material impact on the Company or any of the group companies. Furthermore, the Corporate Auditor may from time to time request that the relevant Director and others of the Company and the group companies make reports to such Corporate Auditor if necessary.

4)	Following the Internal Reporting Policy Provisions, an individual who makes a report to the Corporate Auditors shall not receive any disadvantageous treatment due to the fact that he or she reported the issue. Directors, executive officers, and employees involved must also abide by this rule.

x).	Policies on prepayment or procedures for amortization of the expenses incurred in executing duties as a Corporate Auditor and processing of expenses and liabilities incurred in executing duties as a Corporate Auditor

In the event that a Corporate Auditor makes a claim to the Company in connection with the execution of his or her duties such as prepayment of expenses, the Company shall promptly process the invoices for such expenses through the internal system unless the Company has proved that such expenses are not necessary for the execution of the duties of such Corporate Auditor.

xi).	Other systems to ensure effective audits by the Corporate Auditors

1)	The Corporate Auditors of the Company shall periodically meet the President to receive reports from the President on managerial issues, various risks surrounding the Company, and other subjects, and to exchange opinions with the President. Meanwhile, the Corporate Auditors shall receive reports about the method and results of the accounting audit from the Accounting Auditors and reports about the internal audit from the Audit Office.

2)	Any Corporate Auditor may delegate research to or seek advice from independent outside experts if it is deemed necessary in connection with an audit.

(2)	Overview of status of system to ensure propriety of business operations

An overview of the situation regarding the above corporate systems and guidelines from March 1, 2015 to February 29, 2016 is as follows:

i).	Internal Control System

The Company has a cross-divisional Risk Management & Compliance Committee (hereafter, “RC Committee”) mainly consisting of Directors in charge as an advisory body to the President and holds committee meetings once per half year (twice a year). The RC Committee reviews the establishment (streamlining and operation) of internal controls based on basic principles and discusses each topic by establishing subcommittees. The full-time corporate auditor also attends the RC Committee.

The Company has established a CSR and Compliance Department as a dedicated department, and such department is the company-wide headquarters for compliance, risk management, internal controls on financial reporting, and information controls, and further each divisional head serves as the promoter of risk management and compliance, and accordingly internal controls within each division are promoted within their day-to-day operations.

1)	Compliance

Distribution and explanation of the Ethics and Compliance Card to all officers and employees began in April 2015 in order to spread the concept of the Ethics and Compliance Basic Guidelines as well as the Internal Reporting Policy. E-learning regarding other major laws and regulations is conducted as appropriate. All officers and employees have submitted a written oath regarding their ethical and regulatory compliance.

2)	Risk Management

Using the risk map, the Company classifies important risks that need attention, and monitors these risks at the company level. Customer opinions gathered at the Customer Service Office are analyzed and reported to meetings on a weekly basis. The Initial Response Manual of the Business Continuity Plan (BCP) has been updated, and e-learning regarding the actions to be undertaken by employees in case of disaster and disaster response training are conducted.

3)	Status of important meetings

The Company’s Board of Directors comprises 10 Directors (of which one is an Outside Director) as well as 4 Corporate Auditors (of whom 3 are outside Corporate Auditors). Twenty-three meetings of the Board of Directors were held during this fiscal year, where they made decisions regarding important matters affecting the Company’s business operations and performed supervisory duties. In addition, the Management Meeting, which advises on decisions regarding other important matters, was held 29 times, and the Business Strategy Meeting was held 20 times. Furthermore, meeting minutes are properly recorded and created and information is stored and managed as appropriate.

Starting from this fiscal year, we have proceeded to make the separation of management and execution clearer by abolishing certain executive Director roles and upgrading the executive officer system. Operation assignment and election of executive officers are decided by resolution at the Board of Directors meeting.

4)	Group companies

Supervisory departments, Directors and Corporate Auditors dispatched to group companies have been advancing the improvement of operations by participating in important meetings of the respective group companies and reviewing documents. In addition, we arrange reporting and prior consultation based on the management rules regarding affiliates, and conduct deliberations on significant matters pertaining to the subsidiaries in the Company’s Board of Directors meeting and in the Management Meeting.

Furthermore, with respect to risk management, we have taken actions such as the establishment of the RC Committee and compliance education for each group company. Based on the status of such actions, we conduct education and training regarding compliance and risk management at group companies and provide training materials to the group companies, and further provide advice and guidance on the maintenance of the systems to the group companies, and accordingly promote the internal control systems of the Company and the group companies.

5)	Internal audit

The Company’s internal auditing unit, the Audit Office (which is directly controlled by the President) sets an annual auditing plan and examines the efficiency of performance, and in addition examines compliance, risk management including the status of the control of specific risks which need to be addressed, and propriety of financial reporting (J-SOX).

ii).	Effectiveness of auditing by Corporate Auditors

The Board of Corporate Auditors is composed of 4 Corporate Auditors (including 3 Outside Corporate Auditors) and held twelve meetings during the fiscal year under review. The Corporate Auditors receives reports on significant audit-related matters and discusses and resolves on such matters. Two dedicated employees are placed at the Corporate Auditor’ Secretariat to assist the duties of Corporate Auditors.

Pursuant to the audit plan established at the Board of Corporate Auditors, every Corporate Auditor attends the Board of Directors’ Meetings and the full-time Corporate Auditors attends the Management Meetings, Business Strategy Meetings, RC Committee meetings and other important meetings. Furthermore, the Corporate Auditors enhance the effectiveness of their auditing by checking documents regarding important approvals, holding regular monthly meetings with the Representative Director, etc.

Corporate Auditors conduct meetings with each main division twice per year, and also receive reports from the CSR and Compliance Department regarding the status of the internal control system, and further hold monthly meetings with the Audit Office and exchange information and receive reports on the results of their audits. Corporate Auditors are provided opportunities to receive reports regarding the progress of the auditing and the results of auditing on the subsidiaries from the Accounting Auditor, and discuss significant items with the Accounting Auditor.

Furthermore, Corporate Auditors conduct “Group Corporate Auditors’ Liaison Conferences” twice per year with other Corporate Auditors of the group companies and share information such as the auditing policy.

(3)	Basic Policy Regarding the Control of Kabushiki Kaisha (joint stock corporations)

i).	Basic policy regarding persons who control the Company’s decisions on financial matters and business policies (hereinafter the “Basic Policy”)

FamilyMart believes that the persons who control the Company’s decisions on financial matters and business policies should be dedicated to ensuring and enhancing the corporate value of the Company and the common interests of the shareholders.

The Company mainly engages in the franchised convenience store business and conducts business activities, including other services, which are related to the mainstay convenience store business. The Company aims to improve the earnings of both the franchisees and the Company on an ongoing basis, based on the CO-GROWING concept, according to which the Company should build a positive relationship and co-prosper with its stakeholders, such as shareholders, franchisees, business partners, employees, and local communities.

It is indispensable for the management of the Company to have a broad range of know-how and experience regarding its franchising business and to sufficiently understand relations with these stakeholders in Japan and overseas. Indeed, they are the resources that the Company has nurtured since its foundation and our business operations derive from these resources.

Accordingly, the Company believes that it would be inappropriate for persons who might be considered to cause an impairment to the corporate value and/or the common interests of the shareholders and other stakeholders as derived from the aforementioned resources to control the Company’s decisions on financial matters and business policies.

The Company also believes that the corporate value and common interests of the shareholders should be protected if such persons, as mentioned below, were to conduct or propose to make a large-scale purchase of the Company’s shares in cases where 1) the corporate value of the Company or the common interests of the shareholders might be significantly damaged by the purchaser’s objective in making the purchase or its subsequent management policies; 2) there is a possibility that the shareholders might be effectively compelled to sell their shares; 3) the Board of Directors is not given a reasonable period to propose alternative plans; 4) the shareholders do not have reasonably sufficient information to examine the conditions to judge the purchase proposal; 5) the purchase terms and conditions (e.g., value and type of compensation, purchase timing, legality of the purchase method, and probability of the execution of the purchase) are insufficient or improper in view of the primary values of the Company; and/or 6) the purchaser has the intent of destroying relations with or among stakeholders, which are vital to maintain and increase the corporate value of the Company.

ii).	Initiatives to help realize the Basic Policy

1)	Basic management policies

The Company’s “FamilyMart Basic Principles” prescribes that we aim to make our customers’ lives more comfortable and enjoyable, primarily by displaying hospitality in everything we do, and by ensuring a shopping experience characterized by convenience, friendliness and fun. At the same time, the Company has established “Famimaship”— a code of conduct with common values for employees and franchisees.

Under the slogan of “FamilyMart, Where You Are One of the Family,” FamilyMart aims to realize the FamilyMart Basic Principles and endeavors to further improve its corporate value.

2)	Medium to long-term management strategies

To be the leading quality company in the industry, FamilyMart consistently strives to strengthen its management foundations as a franchising headquarters by advocating the strategic theme of “Fun & Fresh” to ensure an integrated value chain, including partners in other business sectors with our focus on the value of “with fun and freshness.”

The Company considers returning its profits to the shareholders an important management policy as described in “(4) Policy Regarding Decision on Cash Dividends” below.

We aim to continue to achieve positive support from customers by developing hospitality-based stores. Moreover, we will take the initiative in promoting activities in all areas including product development, services, store operations, store development, and environmental and corporate social responsibility, and contribute to local communities by solidifying our foundations as a social infrastructure, and increase our sales and profits and raise our corporate value.

3)	Strengthening corporate governance

Based on our belief that strong corporate governance leads to ensuring and enhancing corporate value and the common interests of the shareholders, the Company has established and is operating the Internal Control Systems as described in Item (1) above.

iii).	The judgment of the Board of Directors that above initiatives are deemed to comply with the Basic Policy and they do not impair the common interests of the Company’s shareholders or aim to protect the positions of any of the Company’s officers, and the reason for such judgment

The above initiatives aim to maintain and improve earnings and return profits to the shareholders by maximally utilizing the Company’s resources established among the shareholders and other stakeholders, so that these resources may contribute to ensuring and enhancing the corporate value and the common interests of the shareholders.

Consequently, the Board of Directors believes that the above initiatives comply with the Basic Policy, and they do not impair the common interests of the Company’s shareholders or aim to protect the positions of any of the Company’s officers.

(4)	Policy Regarding Decision on Cash Dividends

The Company considers returning its profits to the shareholders to be an important management policy. The Company abides by a fundamental policy of stably distributing consolidated performance growth-based results on a continuing basis with regard to cash dividends. The Company’s payout ratio target will be 40% on a consolidated basis for the next several years.

The Company intends to acquire treasury stock as required to carry out a flexible capital policy. The Company strives to reinforce its management and improve business performance by applying its internal reserves to further enhance its financial capabilities, open new stores, renovate existing stores, and invest strategically in new fields.

Note: Amounts above in this Business Report are displayed by rounding down fractions below the unit of display.

Consolidated Balance Sheet

(As of February 29, 2016)

	(unit: Millions of yen)
Account Name	Amount	Account Name	Amount
(Assets)		(Liabilities)
Current Assets	266,631	Current Liabilities	297,593
Cash and cash deposits	105,138	Accounts and notes payable—trade	106,153
Due from franchised stores	20,478	Due to franchised stores	7,637
Marketable securities	28,772	Current portion of long-term lease obligations	18,657
Merchandise	10,761	Other payables	34,801
Prepaid expenses	12,947	Accrued expenses	6,182
Deferred tax assets	3,750	Income taxes payable	3,625
Other receivables	52,887	Deposits received	105,744
Other current assets	33,254	Other current liabilities	14,789
Allowance for doubtful receivables	(1,361)
		Long-Term Liabilities	137,472
Fixed Assets	463,664	Long-term debt	17,988
Property and Store Facilities	197,678	Long-term lease obligations	71,942
Buildings and structures	74,233	Net defined benefit liability	14,109
Furniture and fixtures	92,589	Asset retirement obligations	18,172
Land	16,990	Leasehold deposits refundable	11,649
Other	13,864	Other long-term liabilities	3,609

Intangible Assets	35,379	Total Liabilities	435,065

Software	12,116	(Equity)
Goodwill	16,471	Shareholders’ Equity	277,403
Goodwill attributable to individual stores	2,625	Common stock	16,658
Other	4,166	Capital surplus	17,388
Investments and Other Assets	230,605	Retained earnings	252,139
Investment securities	48,715	Treasury stock	(8,784)
Deferred tax assets	9,790	Accumulated Other Comprehensive Income	6,161
Leasehold deposits receivable	154,218	Unrealized gain on available-for-sale securities	7,751
Other assets	21,792	Foreign currency translation adjustments	590
Allowance for doubtful receivables	(3,911)	Defined retirement benefit plans	(2,179)
		Minority Interests	11,665

		Total Equity	295,229

Total Assets	730,295	Total Liabilities and Equity	730,295

Note: Amounts above one unit are rounded down.

Consolidated Statement of Income

(March 1, 2015, through February 29, 2016)

	(unit: Millions of yen)
Account Name	Amount
Operating Revenues
Commissions from franchised stores	254,245
Other operating revenues	36,545	290,790

Net Sales		136,885

Total Operating Revenues		427,676
Cost of Sales		91,159

Gross Profit		(45,726)
Operating Gross Profit		336,517
Selling, General, and Administrative Expenses		287,782

Operating Income		48,734
Other Income
Interest income	1,929
Dividend income	149
Equity in earnings of unconsolidated subsidiaries and associated companies	1,436
Other	1,781	5,297

Other Expenses
Interest expense	1,574
Other	569	2,143

Ordinary Income		51,888
Extraordinary Income
Gain on sales of fixed assets	88
Gain on sales of investment securities	458
Gain on sales of investments in associated companies	45
Gain on transfer of business	200	791

Extraordinary Losses
Loss on sales of fixed assets	109
Loss on disposition of fixed assets	2,938
Loss on impairment of property and store facilities	7,741
Loss on cancellation of land and building lease contracts	2,033
Other	1,095	13,918

Income before Income Taxes and Minority Interests		38,761
Income taxes—current	10,687
Income taxes—deferred	4,015	14,703

Net Income before Minority Interests		24,057
Minority interests in net income		2,990

Net Income		21,067

Note: Amounts above one unit are rounded down.

Consolidated Statement of Changes in Equity

(March 1, 2015, through February 29, 2016)

	(unit: Millions of yen)
	Shareholders’ Equity
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance, March 1, 2015	16,658	17,388	241,324	(8,771)	266,599
Changes in items during the period
Cash dividends			(10,251)		(10,251)
Net income			21,067		21,067
Purchase of treasury stock				(12)	(12)
Disposal of treasury stock		0		0	0
Net changes in items other than shareholders’ equity
Total changes in items during the period	—	0	10,815	(12)	10,803
Balance, February 29, 2016	16,658	17,388	252,139	(8,784)	277,403

	Accumulated Other Comprehensive Income				Minority Interests	Total Equity
	Unrealized Gain on Available-for- Sale Securities	Foreign Currency Translation Adjustments	Defined retirement benefit plans	Total Accumulated Other Comprehensive Income
Balance, March 1, 2015	5,315	1,227	(481)	6,061	12,168	284,829
Changes in items during the period
Cash dividends						(10,251)
Net income						21,067
Purchase of treasury stock						(12)
Disposal of treasury stock						0
Net changes in items other than shareholders’ equity	2,435	(637)	(1,698)	100	(503)	(403)
Total changes in items during the period	2,435	(637)	(1,698)	100	(503)	10,400
Balance, February 29, 2016	7,751	590	(2,179)	6,161	11,665	295,229

Note: Amounts above one unit are rounded down.

Balance Sheet

(As of February 29, 2016)

		(unit: Millions of yen)
Account Name	Amount	Account Name	Amount
(Assets)		(Liabilities)
Current Assets	214,967	Current Liabilities	234,232
Cash and cash deposits	74,008	Accounts payable—trade	95,791
Due from franchised stores	20,378	Due to franchised stores	7,110
Marketable securities	28,698	Current portion of long-term lease obligations	18,414
Merchandise	2,817	Other payables	27,740
Prepaid expenses	12,333	Accrued expenses	913
Deferred tax assets	3,472	Income taxes payable	2,397
Other receivables	46,810	Deposits received	72,877
Advances	14,148	Other current liabilities	8,986
Short-term leasehold deposits	9,888	Long-Term Liabilities	122,897
Other current assets	3,681	Long-term debt	15,000
Allowance for doubtful receivables	(1,269)	Long-term lease obligations	71,231
Fixed Assets	413,385	Liability for retirement benefits	9,634
Property and Store Facilities	157,703	Asset retirement obligations	18,004
Buildings	49,921	Leasehold deposits refundable	5,541
Structures	8,426	Allowance for losses on business of subsidiaries and associates	723
Machinery and equipment	12,109	Other long-term liabilities	2,761

Furniture and fixtures	77,268	Total Liabilities	357,130

Land	9,859	(Equity)
Other	118	Shareholders’ Equity	263,463
Intangible Assets	26,092	Common Stock	16,658
Software	10,291	Capital Surplus	17,388
Goodwill	9,113	Additional paid-in capital	17,056
Goodwill attributable to individual stores	2,625	Other capital surplus	332
Other	4,062	Gain on sales of treasury stock	332
Investments and Other Assets	229,589	Retained Earnings	238,200
Investment securities	19,498	Legal reserve	2,668
Investment in stocks of subsidiaries and associates	36,324	Other retained earnings	235,532
Long-term loans receivable from subsidiaries and associates	1,270	General reserve	212,753
Long-term prepaid expenses	10,590	Retained earnings carried forward	22,778
Deferred tax assets	8,691	Treasury Stock	(8,784)
Leasehold deposits receivable	150,365	Valuation, Translation Adjustments, and Others	7,759
Other assets	10,475	Unrealized Gain on Available-for-Sale Securities	7,759

Allowance for doubtful receivables	(4,088)
Allowance for losses on investment	(3,537)	Total Equity	271,222

Total Assets	628,353	Total Liabilities and Equity	628,353

Note: Amounts above one unit are rounded down.

Statement of Income

(March 1, 2015, through February 29, 2016)

	(unit: Millions of yen)
Account Name	Amount
Operating Revenues
Commissions from franchised stores	227,468

(Net sales of franchised stores as the basis of franchise fees: ¥1,932,613 million)

(Total including net sales of the Company-owned stores: ¥2,005,580 million)
Other operating revenues	25,421	252,889

Net Sales		72,966

Total Operating Revenues		325,856
Cost of Sales		52,181

Gross Profit		(20,784)
Operating Gross Profit		273,674
Selling, General, and Administrative Expenses		231,997

Operating Income		41,677
Other Income
Interest income	1,725
Dividend income	2,513
Other	1,454	5,693

Other Expenses
Interest expense	1,473
Other	354	1,828

Ordinary Income		45,542
Extraordinary Income
Gain on sales of fixed assets	49
Gain on sales of investment securities	458	507

Extraordinary Losses
Loss on disposition of fixed assets	2,618
Loss on impairment of property and store facilities	7,695
Loss on cancellation of land and building lease contracts	1,950
Loss on investments of subsidiaries and associates	3,218
Other	861	16,344

Net Income before Income Taxes		29,705
Income taxes—current	8,697
Income taxes—deferred	3,909	12,607

Net Income		17,098

Note: Amounts above one unit are rounded down.

Statement of Changes in Equity

(March 1, 2015, through February 29, 2016)

	(unit: Millions of yen)
	Shareholders’ Equity
	Common Stock	Capital Surplus			Retained Earnings
		Additional Paid-in Capital	Other Capital Surplus	Total Capital Surplus	Legal Reserve	Other Retained Earnings		Total Retained Earnings
						General Reserve	Retained Earnings Carried Forward
Balance, March 1, 2015	16,658	17,056	331	17,388	2,668	195,253	33,431	231,353
Changes in items during the period
Provision for general reserve						17,500	(17,500)	—
Cash dividends							(10,251)	(10,251)
Net income							17,098	17,098
Purchase of treasury stock
Disposal of treasury stock			0	0
Net changes in items other than shareholders’ equity
Total changes in items during the period	—	—	0	0	—	17,500	(10,653)	6,846
Balance, February 29, 2016	16,658	17,056	332	17,388	2,668	212,753	22,778	238,200

	Shareholders’ Equity		Valuation, Translation Adjustments, and Others	Total Equity
	Treasury Stock	Total Shareholders’ Equity	Unrealized Gain on Available-for-Sale Securities
Balance, March 1, 2015	(8,771)	256,628	5,198	261,827
Changes in items during the period
Provision for general reserve		—		—
Cash dividends		(10,251)		(10,251)
Net income		17,098		17,098
Purchase of treasury stock	(12)	(12)		(12)
Disposal of treasury stock	0	0		0
Net changes in items other than shareholders’ equity			2,560	2,560
Total changes in items during the period	(12)	6,834	2,560	9,395
Balance, February 29, 2016	(8,784)	263,463	7,759	271,222

Note: Amounts above one unit are rounded down.

Attested Copy of the Independent Auditors’ Report

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

April 4, 2016

To the Board of Directors of FamilyMart Co., Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Masahiro Ishizuka (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Haruko Nagayama (Seal)

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of February 29, 2016 of FamilyMart Co., Ltd. (the “Company”) and its consolidated subsidiaries, and the related consolidated statements of income and changes in net assets for the fiscal year from March 1, 2015 to February 29, 2016, and the related notes.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FamilyMart Co., Ltd. and its consolidated subsidiaries as of February 29, 2016, and the results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter

1.	As discussed in “Notes to Significant Subsequent Events and Other Matters Regarding Business Combination”, on February 3, 2016, the Company entered into an absorption-type merger agreement with UNY Group Holding Co., Ltd., in which the Company is the surviving company and UNY Group Holding Co., Ltd. is the merged company; and subject to the consummation of the absorption-type merger, the Company entered into an absorption-type demerger agreement with Circle K Sunkus Co., Ltd., in which Circle K Sunkus Co., Ltd. is the succeeding company and the Company is the split company.

2.	As discussed in “Notes on Change in Accounting Policy that is not Easily Distinguished from Change of Accounting Estimates”, the Company and its domestic consolidated subsidiaries changed their depreciation method for property and store equipment (excluding lease assets) from the declining-balance method to the straight-line method.

Our opinion is not qualified in respect of these matters.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language and “the related notes” referred to in this report are not included in the attached financial documents.

***********

Attested Copy of the Independent Auditors’ Report

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

April 4, 2016

To the Board of Directors of FamilyMart Co., Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Masahiro Ishizuka (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Haruko Nagayama (Seal)

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of February 29, 2016 of FamilyMart Co., Ltd. (the “Company”), and the related statements of income and changes in net assets for the 35th fiscal year from March 1, 2015 to February 29, 2016, and the related notes and the accompanying supplemental schedules.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and the accompanying supplemental schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of FamilyMart Co., Ltd. as of February 29, 2016, and the results of its operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter

1.	As discussed in “Notes to Significant Subsequent Events and Other Matters Regarding Business Combination”, on February 3, 2016, the Company entered into an absorption-type merger agreement with UNY Group Holding Co., Ltd., in which the Company is the surviving company and UNY Group Holding Co., Ltd. is the merged company; and subject to the consummation of the absorption-type merger, the Company entered into an absorption-type demerger agreement with Circle K Sunkus Co., Ltd., in which Circle K Sunkus Co., Ltd. is the succeeding company and the Company is the split company.

2.	As discussed in “Notes on Change in Accounting Policy that is not Easily Distinguished from Change of Accounting Estimates”, the Company changed its depreciation method for property and store equipment (excluding lease assets) from the declining-balance method to the straight-line method.

Our opinion is not qualified in respect of these matters.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language and “the related notes and the accompanying supplemental schedules” referred to in this report are not included in the attached financial documents.

***********

Attested Copy of the Board of Corporate Auditors’ Audit Report

(TRANSLATION)

AUDIT REPORT

Regarding the execution of duties by directors for the 35th fiscal year beginning March 1, 2015, and ending February 29, 2016, the Board of Corporate Auditors of FamilyMart Co., Ltd. (the “Company”), hereby submits its audit report, which has been prepared after discussions based on audit reports issued by each of the corporate auditors.

1.	Auditing Methods Employed by the Corporate Auditors and the Board of Corporate Auditors and Results Thereof

(1)	The Board of Corporate Auditors determined auditing policies, assigned tasks and other guidelines, received reports about the progress and results of audits from each corporate auditor. In addition, The Board of Corporate Auditors received the progress on assigned tasks of directors and corporate auditors and asked explanation as required.

(2)	In compliance with the audit standards and based on the auditing policies, assigned tasks and other guidelines specified by the Board of Corporate Auditors, each corporate auditor has communicated with the directors, the internal auditing department (Audit Office), employees and other relevant personnel to collect information and improve the auditing environment and audited by the following methods:

i).	The corporate auditors attended the meetings of the Board of Directors and other important meetings; received reports about the execution of their duties and requested explanations, as required, from the directors, employees, and other relevant personnel; examined important authorized documents and associated information; and studied business operations and financial positions at the head office and principal offices. With regard to the Company’s subsidiaries, each corporate auditor communicated and exchanged information with its directors and corporate auditors and asked explanation as required.

ii).	The corporate auditors have received reports and requested explanations, as required, from the directors, employees, and other relevant personnel with regard to the substance of the resolution adopted by the Board of Directors regarding the improvement of in-house systems, as stipulated by Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Companies Act, as well as the established and operational status of the in-house systems (“Internal Control Systems”) that have been improved pursuant to the resolution concerned. Such Internal Control Systems are set forth in the aforementioned paragraphs as necessary to ensure compliance of the execution of duties by directors with laws, regulations, and the Articles of Incorporation, as well as to ensure the propriety of other business operations of a Kabushiki-Kaisha (joint stock corporation) and other subsidiaries.

iii).	The corporate auditors have studied the substance of the Basic Policy Regarding the Control of Kabushiki Kaisha (joint stock corporations).

iv).	The corporate auditors have examined whether the Independent Auditors maintain independence and have done appropriate audits, and have received reports on the execution of their duties and requested explanations, as required, from the Independent Auditors. The corporate auditors have been notified that the Independent Auditors are streamlining the “system to ensure appropriate execution of their duties” (As listed in the Article 131 of the Ordinance on Company Accounting) in accordance with the Standards on Quality Control for Audits (Business Accounting Council, October 28, 2005), etc., and requested explanations, as required.

In the manner explained above, the corporate auditors have examined the business report of the Company and its supplementary schedules therefor, and financial statements of the Company and its supplementary schedules therefor, as well as the consolidated financial statements, pertaining to the fiscal term under review.

2.	Audit Results

(1)	Audit results regarding the Business Report and other documents

i).	In our opinion, the Business Report and the supplementary schedules therefor fairly represent the Company’s conditions in accordance with the related laws and regulations, and the Articles of Incorporation.

ii).	We have found no evidence of wrongful action or material violation of laws, regulations or the Articles of Incorporation by any directors with regard to the execution of their duties.

iii).	In our opinion, the resolution by the Board of Directors regarding the Internal Control Systems is fair and reasonable. We have found no matters to remark with regard to the substance described in the Business Report and the execution of duties by the directors in connection with the said Internal Control Systems.

iv).	We have found no matters to remark with regard to the Basic Policy Regarding the Control of Kabushiki Kaisha (joint stock corporations).

(2)	Audit results regarding the financial statements and the supplementary schedules therefor

In our opinion, the methods and results employed and rendered by the Independent Auditors, Deloitte Touche Tohmatsu LLC, are fair and reasonable.

(3)	Audit results regarding the consolidated financial statements

In our opinion, the methods and results employed and rendered by the Independent Auditors, Deloitte Touche Tohmatsu LLC, are fair and reasonable.

April 7, 2016

Board of Corporate Auditors, FamilyMart Co., Ltd.

Noriki Tanabe, Standing Corporate Auditor (Outside Corporate Auditor) (Seal)

Shintaro Tateoka, Standing Corporate Auditor (Seal)

Mika Takaoka, Corporate Auditor (Outside Corporate Auditor) (Seal)

Shuji Iwamura, Corporate Auditor (Outside Corporate Auditor) (Seal)

The above represents a translation, for convenience only, of the original report issued in the Japanese language.